Exhibit 10.80

Form of Agreement for grant of Restricted Stock Units (Performance Based Vesting)

INDUS REALTY TRUST, INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(PERFORMANCE-BASED VESTING)

INDUS Realty Trust, Inc., a Maryland corporation (the “Company”) pursuant to the INDUS Realty Trust, Inc. and INDUS Realty Trust LLC 2020 Incentive Award Plan (as may be amended from time to time, the “Plan”), hereby grants to the individual listed below (the “Participant”), an award of Restricted Stock Units subject to performance-based vesting (“PSUs”).  Each PSU represents the right to receive, in accordance with this Grant Notice and the Restricted Stock Unit Agreement attached hereto as Appendix A (together, the “Agreement”), share(s) of Common Stock upon vesting.  This award of PSUs is subject to all of the terms and conditions set forth herein, in the Agreement, and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Participant:
Grant Date:
Total Number of PSUs:
Vesting Schedule

Except as otherwise provided in the Agreement, the PSUs are subject to performance- and time-based vesting requirements. The performance-based vesting requirements are set forth on Appendix B hereto, and to the extent such performance- and time-based vesting requirements are satisfied, the PSUs shall vest on the Determination Date (as defined in Appendix B).

By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement.  The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan and this Agreement.

INDUS REALTY TRUST, INC.:	PARTICIPANT:
By:
Print Name:
Title:

APPENDIX A

TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AGREEMENT

1. Grant. Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Agreement (this “Agreement”) is attached, INDUS Realty Trust, Inc., a Maryland corporation (the “Company”), has granted to the individual set forth in the Grant Notice (the “Participant”) that number of PSUs set forth in the Grant Notice under the INDUS Realty Trust, Inc. and INDUS Realty Trust LLC 2020 Incentive Award Plan, as may be amended from time to time (the “Plan”), subject to all of the terms and conditions contained in this Agreement, the Grant Notice and the Plan (including, without limitation, Section 12.7 of the Plan).  All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan and the Grant Notice unless the context clearly indicates otherwise.  Notwithstanding anything to the contrary anywhere else in this Agreement, this grant of PSUs is subject to the terms and provisions of the Plan, which is incorporated herein by reference and which shall control in the event of any inconsistency between this Agreement and the Plan.
2.PSUs. The Company shall deliver one share of Common Stock with respect to each PSU that vests in accordance with Appendix B (the “Vesting Schedule”).  Unless and until a PSU vests, the Participant will have no right to settlement in respect of any such PSU.  Prior to actual settlement in respect of any vested PSU, such PSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Dividend Equivalent Rights.
(a)Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right. Such Dividend Equivalent right shall entitle the Participant to a hypothetical bookkeeping account (established and maintained for purposes of tracking the PSUs and any additional PSUs credited to such account in respect of Dividend Equivalent rights in accordance with this Section 3 (the “Account”)) that is credited upon the Company’s payment of dividends if the Dividend Equivalent right is or was outstanding on the applicable record date. Subject to Section 3(c) below, when such dividends are so declared, the following shall occur:
(i)on the date that the Company pays a cash dividend in respect of outstanding shares of Common Stock, the Company shall credit the Participant’s Account with a number of full and fractional PSUs equal to the quotient of (A) the total number of PSUs credited to the Account but not yet distributed (including any PSUs granted hereunder and any additional PSUs credited with respect to Dividend Equivalent rights), multiplied by the per share dollar amount of such dividend, divided by (B) the Fair Market Value of a share of Common Stock on the date such dividend is paid; or
(ii)on the date that the Company pays a Share dividend in respect of outstanding shares of Common Stock, the Company shall credit the Participant’s Account with a number of full and fractional PSUs equal to the product of (A) the total number of PSUs credited to the Account but not yet distributed (including any PSUs granted hereunder and any additional PSUs credited with respect to Dividend Equivalent rights), multiplied by (B) the number of shares of Common Stock distributed with respect to such dividend per Share; or

(iii)on the date that the Company pays any other type of distribution in respect of outstanding shares of Common Stock, the Company shall credit the Participant’s Account in an equitable manner based on the total number of PSUs held in the Account, as determined in the sole discretion of the Administrator.
(b)To the extent that any additional PSUs are credited to the Participant’s Account in respect of the Participant’s Dividend Equivalent rights, such additional PSUs shall be subject to the same vesting terms as the original PSUs to which they relate (e.g., additional PSUs credited in respect of PSUs will be subject to the same vesting requirements as the underlying PSUs) and shall also carry corresponding Dividend Equivalent rights.
(c)Dividend Equivalent rights shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right in connection with the Company’s payment of a dividend) through the earlier to occur of (i) the termination or forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds or (ii) the delivery to the Participant of payment for the PSU (in accordance with Section 5 below) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable record date for a Company dividend (other than due to the termination or forfeiture of the PSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, the Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Section 3, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Administrator, such Dividend Equivalent right amount shall be made in cash (rather than PSUs to be paid in Shares).
(d)Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
4.Vesting.
(a)Subject to Section 4(b) below, the PSUs shall vest in accordance with the Vesting Schedule.
(b)Notwithstanding the foregoing, except as otherwise explicitly set forth in the Vesting Schedule, in the event the Participant experiences a Termination of Service for any reason, all PSUs that have not vested on or prior to the date of such termination shall be forfeited by the Participant as of the date of such termination without any payment of consideration therefor and the Participant shall have no further right to or interest in such PSUs, unless otherwise determined by the Administrator or required under a binding, written agreement with the Company.
5.Distribution.
(a)Distribution Date. Subject to Sections 9 and 15 below, payment with respect to PSUs issued under this Agreement (including any PSUs issued in respect of Dividend Equivalent rights) shall, to the extent vested, be paid to the Participant on or within thirty (30) days following the applicable Determination Date (any such date, a “Distribution Date”).

(b)Distribution Payments. All distributions upon payment of the PSUs shall be made by the Company in the form of whole shares of Common Stock, and to the extent that any fractional PSUs become payable on a Distribution Date, such fractional PSUs shall be paid in cash.
(c)Distribution Timing. The time of distribution of the PSUs under this Agreement may not be changed except as may be permitted by the Administrator in accordance with the Plan and Section 409A and the applicable Treasury Regulations promulgated thereunder.
6.Tax Withholding. The Company, the Partnership and their Affiliates shall have the authority and the right to deduct or withhold, or to require the Participant or beneficiary to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the PSUs, the Dividend Equivalent rights and/or shares of Common Stock. The Company shall not be obligated to deliver shares of Common Stock (whether in book entry or certificated form) to the Participant or the Participant’s legal representative unless the Participant shall have paid or otherwise satisfied in full the amount of all federal, state and local withholding taxes applicable to the taxable income of the Participant arising in connection with the PSUs, the Dividend Equivalents and/or the shares of Common Stock in accordance with this Agreement and the Plan. The Administrator hereby permits the Participant to elect to satisfy the withholding obligation through the Company’s, the Partnership’s and their Affiliates’ surrender of Shares otherwise issuable under the Award in accordance with Section 10.2 of the Plan.
7.Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
8.Non-Transferability. Neither the PSUs or Dividend Equivalent rights nor any interest or right therein or part thereof shall be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company, the Partnership or an Affiliate, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Further, without limiting the foregoing, the PSUs and Common Stock issuable with respect thereto shall be subject to any ownership, transfer or other restrictions set forth in the Organizational Documents, as amended and supplemented from time to time.
9.Distribution of Shares. Without limiting Section 6 hereof or Section 10.4 of the Plan, Shares issued as payment for the PSUs shall be issued upon the fulfillment of all of the following conditions:
(a)The admission of such Shares to listing on all stock exchanges on which such class of Common Stock is then listed;
(b)The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any

other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and
(d)The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience.

In the event that the Company delays a distribution or payment in settlement of PSUs because it reasonably determines that the issuance of Shares of Common Stock in settlement of PSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii).  The Company shall not delay any payment if such delay will result in a violation of Section 409A.

10.No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company, the Partnership or any Affiliate.
11.Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
12.Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the PSUs and Dividend Equivalent rights granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the PSUs and the Dividend Equivalent rights and that the Participant is not relying on the Company for tax advice.
13.Amendment. The Participant acknowledges that the PSUs and Dividend Equivalent rights are subject to modification and termination in certain events as provided in this Agreement and Section 10.7 of the Plan.
14.No Effect on Service Provider Status.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as a Director, Employee or Consultant of the Company or any parent or subsidiary thereof, or shall interfere with or restrict in any way the rights of the Company or any parent or subsidiary thereof, which rights are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any parent or subsidiary thereof.
15.Code Section 409A. To the extent the PSUs under this Agreement is subject to Section 409A, and such PSUs are payable on account of the Participant’s Termination of Service, then (a) such PSUs or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such PSUs or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such PSUs shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, in the event that the Administrator determines that the PSUs may be subject to Section 409A, the Administrator may (but is not obligated to), without the Participant’s consent, adopt such amendments to the Plan and the applicable Program and this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the PSUs from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the PSUs, or (ii) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of the PSUs under Section 409A or otherwise.  The Company shall have no obligation under this Section 15, Section 12.11 of the Plan or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to the PSUs and shall have no liability to the Participant or any other person if the PSUs are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
16.Claw-back. The Participant agrees that the PSUs (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of the PSUs or upon the receipt or resale of any Shares and any payments of a portion of an incentive-based bonus pool allocated to the Participant) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place on the Grant Date, to the extent set forth in such claw-back policy.
17.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
18.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Financial Officer of the Company at the Company’s office in Bloomfield, Connecticut, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address (physical or electronic) reflected on the Company’s records. Any notice shall be deemed duly given when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
19.Entire Agreement. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
20.Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer contained herein and in the Plan, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
21.Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

APPENDIX B

TO RESTRICTED STOCK UNIT GRANT NOTICE

1.	Vesting. Subject to Sections 2 and 3:

a.	:

Performance Level	Target Percentile	Vesting Percentage
Maximum
Target
Threshold

b.	If the Company’s rTSR as compared to an Index is determined to be below the ____percentile, no PSUs will vest with respect to performance against such Index. In the event that the Company rTSR as compared to an Index falls between the Threshold level and the Target level or between the Target level and the Maximum level, the Vesting Percentage shall be determined using straight line linear interpolation between the applicable levels. Notwithstanding the foregoing, in the event that the Company’s TSR during the Performance Period is less than or equal to 0%, the Vesting Percentage with respect to any Index shall be capped at 100%.

c.	The number of PSUs that vest (if any) based on the Company’s rTSR during the Performance Period shall be determined by the Administrator within thirty (30) days following the end of the Performance Period (the “Determination Date”), subject to the Participant’s continued Service with the Company through the Determination Date (except as set forth in Section 2).

d.	The Administrator may in its discretion use rTSR data for the Company and the Indices available from one or more third party sources and/or retain the services of a consultant to analyze relevant data or perform necessary calculations for purpose of the Award. Without limiting Section 11.4 of the Plan, if the Administrator retains a valuation or other expert or consultant to calculate rTSR, including matters such as the determination of Dividend Reinvestment Factor and the inclusion or exclusion of persons or entities in each Index, the Administrator is entitled to rely on the advice, opinions, valuations, reports and other information furnished by such valuation or other expert or consultant. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or the PSUs.

2.	Qualifying Termination. Notwithstanding the foregoing or anything contained in the Agreement, and subject to the execution and non-revocation of a general release and waiver of claims on the Company’s standard form within sixty (60) days following the date of Termination of Service, in the event of a Qualifying Termination during the Performance Period, a portion of PSUs equal to the product of (a) the aggregate number of PSUs granted hereunder and (b) a fraction, the numerator of which is the number of days in the Performance Period occurring prior to the date of Termination of Service and the denominator of which is 1,095, shall remain outstanding and eligible to vest based on actual achievement of the Company’s rTSR through end of the Performance Period as if a Termination of Service had not occurred. Any PSUs that do not become vested in accordance with the preceding sentence shall automatically be cancelled and forfeited as of the Determination Date without payment of any consideration therefor, and the Participant shall have no further right to or interest in such PSUs.

3.	Change in Control. Notwithstanding the foregoing or anything contained in the Agreement, in the event that the Performance Period ends upon a Change in Control and the Participant continues his or her Service with the Company until immediately prior to such Change in Control, then the number of PSUs that vest with respect to each Index shall equal the greater of (x) the number of PSUs that would have vested pursuant to the Vesting Percentage described above, based on the Company’s achievement of rTSR at the “Target” level (i.e., 100%) and (y) the number of PSUs that would have vested pursuant to the Vesting Percentage described above, based on actual achievement of the Company’s rTSR through the Change in Control. Any PSUs that do not become fully vested in accordance with the preceding sentence shall automatically be cancelled and forfeited as of the date of the Change in Control without payment of any consideration therefor, and the Participant shall have no further right to or interest in such Performance Units.

4.	Defined Terms.

a.	“Disability” means the Participant’s inability to perform, with or without reasonable accommodation, the essential functions of the Participant’s positions hereunder for a total of at least one hundred eighty (180) consecutive days during any rolling twelve (12)-month period as a result of incapacity due to mental or physical illness.

b.	“Dividend Reinvestment Factor” on any date shall mean, with respect to the Company or any company in an Index, the number of shares of Common Stock (or comparable equity interest of the applicable company in an Index) that would have been acquired from the reinvestment of cash dividends, if any, which have been declared to all or substantially all holders of the outstanding shares of Common Stock (or comparable equity interest of the applicable company in an Index) with a record date following commencement of the Performance Period and ending on such date, with respect to one share of Common Stock (or comparable equity interest of the applicable company in an Index) outstanding on the first day of the Performance Period. Such number of shares shall be determined cumulatively, for each cash dividend declared with a record date during the period following commencement of the Performance Period and ending on such date (beginning with the first such cash dividend with a record date during such period and continuing chronologically with each such subsequent cash dividend declared with a record date during such period (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock (or comparable equity interest of the applicable company in an Index) immediately prior to the record date of such cash dividend (which in the case of the first such cash dividend declared with a record date during such period shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock (or fair market value per share of comparable equity interest of the applicable company in an Index) on the record date with respect to such dividend.

c.	“Index” means each of the NAREIT Index and the MSCI Index. Notwithstanding anything to the contrary herein, if a company included any Index ceases to be actively traded or included in the MSCI REIT US Equity Index or Nareit FTSE Industrial Index, as applicable, for any reason (whether due to bankruptcy, merger, consolidation, spin off or other corporate transaction or event or otherwise), then the Administrator may remove such company from an Index for purposes of this Agreement and may (but is not obligated to) select a comparable company to be added to the Index for purposes of making the rTSR determination herein more meaningful and consistent across the Performance Period.

d.	“Initial Per Share Price” means, with respect to the Company or any company in an Index, the Per Share Price, as of the first day of the Performance Period, which is set forth on Schedule I hereto under the heading “Initial Per Share Price.”

e.	“MSCI Index” means the companies comprising the MSCI REIT US Equity Index, as of the Grant Date (or, in the event such index no longer exists, any successors or replacement indices thereto) or, in the event such index is discontinued or its methodology is significantly changed (and there is no successor or replacement index), a comparable index as determined by the Administrator in its discretion.

f.	“Nareit Index” means the companies comprising the Nareit FTSE Industrial Index, as of the Grant Date (adjusted to exclude those companies principally focused on highly specialized end uses such as cold storage or the cannabis industry, as determined by the Administrator in its discretion), (or, in the event such index no longer exists, any successors or replacement indices thereto) or, in the event such index is discontinued or its methodology is significantly changed (and there is no successor or replacement index), a comparable index as determined by the Administrator in its discretion

g.	“Per Share Price” means, as of any date, with respect to the Company and each company in an Index, each closing price of the Common Stock (or comparable equity interest of the applicable company in an Index) during the thirty (30) consecutive trading days ending on such date; provided, however, that for purposes of calculating the Company’s Per Share Price in the event of a Change in Control, the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or one of its Affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Per Share Price shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such stock of the acquirer or applicable Affiliate thereof on the principal exchange on which such shares are then traded for each trading day during the five (5) consecutive trading days ending on and including the date on which a Change in Control occurs.

h.	“Performance Period” means the period beginning on the Date of Grant and ending on the third anniversary of the Date of Grant (or, if earlier, the date of consummation of a Change in Control).

i.	“Qualifying Termination” means a Termination of Service due to the Participant’s Retirement, death or Disability, provided that the Participant has completed at least 270 days of Service in the Performance Period prior to such Termination of Service.

j.	“Retirement” means the Participant’s voluntary retirement from his or her Service as an

Employee or non-Employee Director at a time when the Participant has (i) attained at least sixty two (62) years of age, and (ii) completed at least ten (10) years of full-time, active service with the Company.

k.	“rTSR” means, with respect to the Performance Period and an applicable Index, the Company’s TSR, as a percentile with respect to the TSR of companies in such Index, calculated using the equation below, where and will equal Indus’s percentile rank and TSR, respectively; and will equal the percentile rank and TSR, respectively, for the peer company whose TSR ranks immediately above Indus; and and will equal the percentile rank and TSR, respectively, for the peer company whose TSR ranks immediately below Indus.

If Indus’s TSR is greater than the TSR of the peer company that ranked 1st within the peer group, Indus’s TSR will be positioned at the 100th percentile. Similarly, if Indus’s TSR is less than the TSR of the peer company that ranked last within the peer group Indus’s TSR will be positioned at the 0th percentile.

l.	“Service” means the Participant’s service as an Employee, Director, Non-Employee Director or Consultant.

m.	“TSR” means, for the Performance Period, with respect to the Company or any company included in an Index, its cumulative total shareholder return (rounded to the nearest hundredth), expressed as a percentage, determined as the quotient obtained by dividing: (A) the average of the sum of (x) its Per Share Price and (y) the Per Share Price multiplied by its Dividend Reinvestment Factor for each day during the thirty (30) consecutive trading days ending on the Valuation Date, and (B) its Initial Per Share Price.

n.	“Valuation Date” means the last day of the Performance Period; provided, however, that in the event of a Change in Control that occurs prior to the last day of the Performance Period, the Valuation Date shall mean the date of the Change in Control.

SCHEDULE I

INITIAL PER SHARE PRICE

Initial Per Share Price
INDUS Realty Trust, Inc.

Indices